Exhibit 21.1

Subsidiaries of Primo Brands Corporation

Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Aimia Foods Limited	United Kingdom
Aquaterra Corporation	Canada
Bibo Limited	United Kingdom
BlueTriton Brands, Inc.	Delaware
BlueTriton Brands Holdings, Inc.	Delaware
BlueTriton Brands Services, Inc.	Delaware
Café Espresso Italia Ltd	Israel
Cott Beverages Luxembourg S.à r.l.	Luxembourg
Cott (Barbados) IBC Ltd.	Barbados
Cott Cayman	Cayman Islands
Cott Retail Brands Limited	United Kingdom
Cott Switzerland GmbH	Switzerland
Decantae Mineral Water Limited	United Kingdom
Dispensing Coffee Club (IAI-2003) Ltd	Israel
DS Services of America, Inc.	Delaware
Eden Springs Portugal S.A.	Portugal
Eden Springs UK Limited	United Kingdom
Entrepure Industries LLC	Colorado
Fonthill Waters Limited	United Kingdom
Garraways Ltd	United Kingdom
GW Services, LLC	California
Hydration Innovation, LLC	Delaware
Hydropure Distribution Ltd	United Kingdom
John Farrer & Company (Kendal) Limited	United Kingdom
Kafevend Group Limited	United Kingdom
Kafevend Holdings Limited	United Kingdom
Mey Eden Ltd	Israel
Old WCS (Bottlers) Limited	United Kingdom
Primo Customer Care, LLC	Delaware
Primo Products, LLC	North Carolina
Primo Refill, LLC	North Carolina
Primo Water Financing One LLC	Delaware
Primo Water Holdings Inc.	Delaware
Primo Water Holdings UK Limited	United Kingdom
Pure Choice Watercoolers Ltd	United Kingdom
Tea UK Limited	United Kingdom
The Interesting Drinks Company Limited	United Kingdom
The Shakespeare Coffee Company Ltd	United Kingdom
Triton Water Canada Holdings, Inc.	Canada
Triton Water Holdings, Inc.	Delaware
Triton Water Intermediate, Inc.	Delaware
TWS Bidco 1 Limited	United Kingdom
Wax Water Limited	United Kingdom
Water Coolers (Scotland) Limited	United Kingdom